EXHIBIT 23.34

CONSENT OF R. DOUGLAS BARTLETT, PG, CPG

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Equinox Gold Corp.

/s/ R. Douglas Bartlett
By: R. Douglas Bartlett, PG, CPG

Dated: June 2, 2025